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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
MAY 2, 2014

Chevron Reports First Quarter Net Income of $4.5 Billion

SAN RAMON, Calif., May 2, 2014 – Chevron Corporation (NYSE: CVX) today reported earnings of $4.5 billion ($2.36 per share – diluted) for the first quarter 2014, compared with $6.2 billion ($3.18 per share – diluted) in the 2013 first quarter.
Sales and other operating revenues in the first quarter 2014 were $51 billion, compared to $54 billion in the year-ago period.

Earnings Summary

	Three Months Ended March 31
Millions of dollars	2014	2013
Earnings by Business Segment
Upstream	$4,307	$5,916
Downstream	710	701
All Other	(505)	(439)
Total (1)(2)	$4,512	$6,178
(1) Includes foreign currency effects	$(79)	$246
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Our first quarter earnings were down from a year ago,” said Chairman and CEO John Watson, “primarily due to lower prices and volumes for crude oil. Crude prices were tempered by global economic factors, while our current year production volumes were affected by weather-related, unplanned downtime, particularly in Kazakhstan.”
“We continue to advance our key development projects,” Watson added, “and we are anticipating production growth in 2015 and beyond as a result of these investments. Significant progress has been made on the construction of our Gorgon and Wheatstone projects in Australia. Our Jack/St. Malo and Big Foot projects in the Gulf of Mexico are also progressing, with first production planned for late 2014 and mid-2015, respectively. Our financial strength continues to allow us to fund these important growth projects which are expected to support a 20 percent increase in production by 2017, and to grow shareholder distributions.”

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Recent upstream milestones include:

•	Argentina – Signed additional agreements to continue the development of the Loma Campana Project in the Vaca Muerta Shale and to begin exploration in the Narambuena area of the Neuquén Basin.

•	Australia – Received and installed the final two Gorgon gas turbine generators. All five of the generators have now been installed in preparation for LNG plant start-up in mid-2015.

•	Australia – Commenced the development well drilling campaign for the Wheatstone Project.

•	Azerbaijan – Achieved first production from the Chirag Oil Project in the Caspian Sea.

•	Myanmar – Announced the acquisition of offshore shallow water acreage.
In the downstream, mechanical completion of the premium lubricants base-oil facility in Pascagoula, Mississippi, was achieved in April and ramp-up to full production is planned for mid-year. In addition, Chevron Phillips Chemical Company LLC, the company’s 50 percent-owned affiliate, announced the start of construction of its U.S. Gulf Coast Petrochemicals Project.
The company’s Board of Directors approved a 7 percent increase in the quarterly dividend to $1.07 per share, payable in June 2014. The company purchased $1.25 billion of its common stock in first quarter 2014 under its share repurchase program.

UPSTREAM
Worldwide net oil-equivalent production was 2.59 million barrels per day in the first quarter 2014, down from 2.65 million barrels per day in the 2013 first quarter. Production increases from project ramp-ups in Nigeria, Angola and the United States were more than offset by normal field declines and weather-related, unplanned downtime, particularly in Kazakhstan.

U.S. Upstream

	Three Months Ended March 31
Millions of Dollars	2014	2013
Earnings	$912	$1,132

U.S. upstream earnings of $912 million in the first quarter 2014 were down $220 million from a year earlier due to lower crude oil production and realizations and higher operating and depreciation expenses, partially offset by higher natural gas realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $91 in the first quarter 2014, down from $94 a year ago. The average sales price of natural gas was $4.77 per thousand cubic feet, compared with $3.11 in last year’s first quarter.
Net oil-equivalent production of 640,000 barrels per day in the first quarter 2014 was down 24,000 barrels per day, or 4 percent, from a year earlier. Production increases in the Marcellus Shale in western Pennsylvania and the Delaware Basin in New Mexico were more than offset by normal field
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declines. The net liquids component of oil-equivalent production decreased 4 percent in the 2014 first quarter to 438,000 barrels per day, while net natural gas production decreased 3 percent to 1.21 billion cubic feet per day.
International Upstream

	Three Months Ended March 31
Millions of Dollars	2014	2013
Earnings*	$3,395	$4,784
*Includes foreign currency effects	$(53)	$172

International upstream earnings of $3.4 billion decreased $1.4 billion from the first quarter 2013. The decrease between quarters was primarily due to lower crude oil production and realizations and higher tax, depreciation and exploration expenses. Foreign currency effects decreased earnings by $53 million in the 2014 quarter, compared with an increase of $172 million a year earlier.
The average sales price for crude oil and natural gas liquids in the first quarter 2014 was $99 per barrel, down from $102 a year earlier. The average price of natural gas was $6.02 per thousand cubic feet, compared with $6.07 in last year’s first quarter.
Net oil-equivalent production of 1.95 million barrels per day in the first quarter 2014 was down 33,000 barrels per day, or 2 percent, from a year ago. Production increases due to project ramp-ups in Nigeria and Angola were more than offset by normal field declines and weather-related, unplanned downtime, particularly in Kazakhstan. The net liquids component of oil-equivalent production decreased 2 percent to 1.28 million barrels per day, while net natural gas production was essentially unchanged at 4.04 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Three Months Ended March 31
Millions of Dollars	2014	2013
Earnings	$422	$135

U.S. downstream operations earned $422 million in the first quarter 2014 compared with earnings of $135 million a year earlier. The increase was mainly due to higher margins on refined product sales and a gain on the sale of an interest in a pipeline affiliate. Lower operating expenses, in part due to lower planned turnaround activity in first quarter 2014, also contributed to the increase in earnings.
Refinery crude oil input of 872,000 barrels per day in the first quarter 2014 increased 296,000 barrels per day from the year-ago period. The increase was primarily due to the absence of effects of an August 2012 incident at the refinery in Richmond, California, that shut down the crude unit. The absence of first quarter 2013 planned turnaround activities at the refinery in Pascagoula, Mississippi, also
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contributed to the increase. Refined product sales of 1.20 million barrels per day were up 100,000 barrels per day from the first quarter 2013, mainly reflecting higher gas oil and kerosene sales. Branded gasoline sales increased 1 percent to 505,000 barrels per day

International Downstream

	Three Months Ended March 31
Millions of Dollars	2014	2013
Earnings*	$288	$566
*Includes foreign currency effects	$(28)	$76
International downstream operations earned $288 million in the first quarter 2014, compared with $566 million a year earlier. The decrease was mainly due to lower margins on refined product sales. Foreign currency effects decreased earnings by $28 million in the 2014 period, compared to an increase of $76 million in the 2013 period.
Refinery crude oil input of 774,000 barrels per day in the first quarter 2014 decreased 44,000 barrels per day from the year-ago period, mainly as a result of planned downtime at the Star Petroleum Refining Company in Thailand. Total refined product sales of 1.40 million barrels per day in the 2014 first quarter were down 46,000 barrels per day from the year-ago period, mainly due to lower fuel oil sales.

ALL OTHER

	Three Months Ended March 31
Millions of Dollars	2014	2013
Net Charges*	$(505)	$(439)
*Includes foreign currency effects	$2	$(2)
All All Other consists of mining operations, power and energy services, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels, and technology companies.
Net charges in the first quarter 2014 were $505 million, compared with $439 million in the year-ago period. The change between periods was mainly due to the impairment of a mining asset, partially offset by lower corporate charges.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first three months of 2014 was $8.4 billion, compared with $5.7 billion in the corresponding 2013 period. Excluding working capital effects, cash flow from operations in 2014 was $8.0 billion, compared with $9.1 billion in 2013, primarily reflecting lower earnings

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CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first three months of 2014 were $9.4 billion, compared with $8.9 billion in the corresponding 2013 period. The amounts included $612 million in 2014 and $453 million in 2013 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Work progressed during 2014 on a number of major capital projects, including the Gorgon and Wheatstone LNG projects in Australia and the Jack/St. Malo and Big Foot projects in the deepwater Gulf of Mexico. Expenditures for the 2013 period included amounts related to the acquisition of interests in the Kitimat LNG Project in Canada. Expenditures for upstream represented 93 percent of the companywide total in the first three months of 2014.

# # #
NOTICE
Chevron’s discussion of first quarter 2014 earnings with security analysts will take place on Friday, May 2, 2014, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing
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or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 27 through 29 of the company’s 2013 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended March 31
	2014	2013
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$50,978	$54,296
Income from equity affiliates	1,922	2,284
Other income	365	238
Total Revenues and Other Income	53,265	56,818
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	30,823	32,910
Operating, selling, general and administrative expenses	6,950	6,760
Exploration expenses	415	247
Depreciation, depletion and amortization	4,130	3,481
Taxes other than on income *	3,019	3,137
Total Costs and Other Deductions	45,337	46,535
Income Before Income Tax Expense	7,928	10,283
Income tax expense	3,407	4,044
Net Income	4,521	6,239
Less: Net income attributable to noncontrolling interests	9	61
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$4,512	$6,178

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.38	$3.20
- Diluted	$2.36	$3.18
Dividends	$1.00	$0.90

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,895,032	1,929,014
- Diluted	1,909,424	1,943,931

* Includes excise, value-added and similar taxes.	$1,946	$2,033

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2014	2013
Upstream
United States	$912	$1,132
International	3,395	4,784
Total Upstream	4,307	5,916
Downstream
United States	422	135
International	288	566
Total Downstream	710	701
All Other (1)	(505)	(439)
Total (2)	$4,512	$6,178

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2014	Dec. 31, 2013
Cash and Cash Equivalents	$15,612	$16,245
Time Deposits	$308	$8
Marketable Securities	$263	$263
Total Assets	$258,238	$253,753
Total Debt	$23,054	$20,431
Total Chevron Corporation Stockholders' Equity	$150,661	$149,113

	Three Months Ended March 31
ESTIMATED CASH FLOW FROM OPERATIONS	2014	2013
Net Cash Provided by Operating Activities	$8,417	$5,714
Net decrease (increase) in Operating Working Capital	$382	$(3,360)
Net Cash Provided by Operating Activities Excluding Working Capital	$8,035	$9,074

	Three Months Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2014	2013
United States
Upstream	$1,958	$1,843
Downstream	357	339
Other	99	127
Total United States	2,414	2,309
International
Upstream	6,828	6,401
Downstream	185	168
Other	4	4
Total International	7,017	6,573
Worldwide	$9,431	$8,882
(1)  Includes mining operations, power and energy services, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$195	$93
International	417	360
Total	$612	$453

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

OPERATING STATISTICS (1)	Three Months Ended March 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2014	2013
United States	438	455
International	1,275	1,305
Worldwide	1,713	1,760
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,212	1,255
International	4,041	4,054
Worldwide	5,253	5,309
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	640	664
International	1,948	1,981
Worldwide	2,588	2,645
SALES OF NATURAL GAS (MMCF/D):
United States (5)	4,936	6,095
International	4,566	4,498
Worldwide	9,502	10,593
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	129	135
International	89	95
Worldwide	218	230
SALES OF REFINED PRODUCTS (MB/D):
United States	1,198	1,098
International (5)	1,403	1,449
Worldwide	2,601	2,547
REFINERY INPUT (MB/D):
United States	872	576
International	774	818
Worldwide	1,646	1,394

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	38	45
Venezuela Affiliate - Synthetic Oil	32	23
(3) Includes natural gas consumed in operations (MMCF/D):
United States	74	68
International (6)	492	444
(4)    Net oil-equivalent production is the sum of net liquids production. net gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	459	459
(6) 2013 conforms to 2014 presentation.